EXHIBIT 23.1



               [Letterhead of ERNST & YOUNG LLP]


                Consent of Independent Auditors



We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement on Form S-8, to be filed on September 25, 1997, pertaining to the State Street Corporation 1997 Equity Incentive Plan and to the incorporation by reference therein of our report dated January 14, 1997, with respect to the consolidated financial statements of State Street Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                  ERNST & YOUNG LLP




Boston, Massachusetts
September 24, 1997